Exhibit 10.2

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (hereinafter called “Amendment”) is made and entered into July 27, 2005, by and between Watsonville Freeholders, a California limited partnership (hereinafter called “Landlord”) and West Marine Products, Inc., a California corporation (hereinafter called “Tenant”).

RECITALS

A. By lease agreement dated June 26, 1997, as amended by that certain Landlord Subordination dated February 6, 2003 (hereinafter collectively “Lease”), Landlord leased to Tenant an approximately eighty-nine thousand, two hundred eleven (89,211) square-foot premises located at 500 Westridge Drive, Watsonville, CA 95076 (the “Demised Premises”). The Demised Premises is more particularly described in the Lease.

B. Landlord and Tenant now desire to further amend the Lease in certain respects.

AGREEMENT

For and in consideration of the recitals above made and the promises and agreements that follow, and other good and valuable consideration, the parties agree as follows:

1. Expansion. The Demised Premises shall be increased as follows: (A) by the adjacent space (the “Additional Premises A”), shown on Exhibit A-1 attached hereto, consisting of approximately six thousand, eight hundred twenty-six square feet (6,826) square feet; and

(B) By the adjacent space (the “Additional Premises B”) shown on Exhibit B-1 attached hereto, consisting of approximately five thousand, four hundred ninety-five (5,495) square feet of space on the main floor and two thousand, five hundred thirteen (2,513) square feet of space on the mezzanine, as shown on Exhibit B-1 attached hereto, together consisting of approximately eight thousand and eight (8,008) square feet.

The resultant premises, consisting of the Demised Premises, the Additional Premises A (6,826 SF) and the Additional Premises B (8,008 SF) being all the premises shown on the attached Exhibits A-1 and B-1 (“New Premises”), will be a total of approximately one-hundred four thousand, forty-five (104,045) square feet (together as shown on Exhibit C-1 hereto).

2. Term for the Additional Premises. (A) The term for the Additional Premises A shall begin on the date Landlord delivers to Tenant the Additional

Premises A in the condition required by Paragraph 5, below, and Exhibit C hereto (“Landlord’s Work”) (the “Additional Premises A Commencement Date”).

(B) The term for the Additional Premises B shall begin on the date Landlord delivers to Tenant the Additional Premises B broom clean, in good condition, with all current building systems (HVAC, electrical and plumbing) in good operating condition; and with the additional electrical work shown on Exhibit D hereto installed and in good operating condition (the “Additional Premises B Commencement Date”).

Upon the later to occur of the Additional Premises A and the Additional Premises B Commencement Dates, the Additional Premises A and B and the Demised Premises shall form the New Premises, and thereafter all references in the Lease and herein to the “Demised Premises” shall be the same as the New Premises.

3. Rent for the Additional Premises. (A) Commencing sixty (60) days after Landlord’s delivery of the Additional Premises A to Tenant (the “Additional Premises A Rent Commencement Date”), Tenant shall pay Fixed Rent for the Additional Premises A, in the same amount per square foot as then being paid for the Demised Premises.

(B) Commencing sixty (60) days after Landlord’s delivery of the Additional Premises B to Tenant (the “Additional Premises B Rent Commencement Date”), Tenant shall pay Fixed Rent for the Additional Premises B in the monthly amount of Four Thousand, One Hundred Sixty-four and 16/100 Dollars ($4,164.16) ($49,969.92 annually).

4. Alterations to the Additional Premises. (A) Upon the full execution of this Amendment, Landlord shall proceed with diligence in making the alterations to the Additional Premises A needed to enable Landlord to deliver the Additional Premises A to Tenant in a “Turnkey” condition, as particularly described on Exhibit C hereto (all of which shall be collectively referred to as the “Landlord’s Work”).

(1) Landlord shall develop plans for Landlord’s Work, as particularly described and shown on Exhibit C, for Landlord and Tenant approval, which approval shall be shown by the parties’ initials on all pages of such plans in duplicate (one for Landlord and one for Tenant). All Landlord’s Work shall be done by Landlord at its own cost and expense in a good and workmanlike manner, using first quality materials and in full compliance with all laws, rules and regulations of all governmental authorities having jurisdiction thereof, and shall be completed by no later than that date which is ten (10) months following execution of this Amendment (the “Delivery Date”).

(2) Landlord shall deliver vacant, broom clean possession of the Additional Premises A free of Hazardous Materials, as defined in the Lease,

when Landlord has completed Landlord’s Work. Landlord shall give to Tenant written notice of the date of tender of delivery of the Additional Premises.

(3) If the Additional Premises A shall not be delivered to Tenant in accordance with this Section entitled “Alterations to the Additional Premises,” and all other provisions of this Amendment for any reason whatsoever on the Delivery Date, Tenant may terminate this Amendment by written notice to Landlord, whereupon this Amendment shall thenceforth be null and void and of no further effect. The foregoing rights of termination and cancellation shall not be exclusive of any other rights or remedies of Tenant for the enforcement of the obligations of Landlord under this Amendment.

(4) The total cost of Landlord’s Work to be made to the Additional Premises A shall be paid for initially by Landlord and charged back to Tenant as additional rent under the Lease. The amount to be paid monthly by Tenant shall be equal to the total cost of Landlord’s Work amortized over a one-hundred twenty month period. The amount of additional rent to be paid by Tenant to Landlord for Landlord’s Work shall be paid in monthly installments of one thousand three hundred seventy-seven and 90/100 Dollars ($1,377.90) on the same date that Rent is due under the Lease. Tenant’s payments of such additional rent shall commence on the Additional Premises A Rent Commencement Date and shall continue through the payment due for the 120th month after the Additional Premises A Rent Commencement Date. Should Tenant fail to exercise its option to renew the Term for the period November 1, 2011 through October 31, 2016 and vacate Additional Premises A prior to 120th month after the Additional Premises A Rent Commencement, the entire then unamortized portion of the cost of Landlord’s Work shall be due in one (1) lump sum from Tenant to Landlord no later than thirty (30) days following Tenant’s vacating Additional Premises A.

(B) Landlord will, at Tenant’s expense, erect that portion of the demising wall to code for its uses along the line labeled “3.1” on Exhibit B hereto, between the exterior wall of the “Main Floor Warehouse 5,495 SF plus mezzanine 2,513 SF +/-” and the area designated as “Warehouse 2 – 12,068 SF.” Landlord will bill Tenant the cost of the demising wall described in this Subparagraph (B) at the linear foot rate billed to Landlord by its contractor for the demising wall work, supported by Landlord’s contractor’s invoices, which Tenant agrees to pay within thirty (30) days of receipt. Tenant, at Tenant’s expense, may make any and all other alterations to the Additional Premises B space that Tenant deems necessary or desirable for its use of the Additional Premises B. If the Additional Premises B shall not be delivered to Tenant in accordance with this Amendment by the same date set forth in 4(A)(3), Tenant may terminate this Amendment by written notice to Landlord, whereupon this Amendment shall thenceforth be null and void and of no further effect. The foregoing rights of termination and cancellation shall not be exclusive of any other rights or remedies of Tenant for the enforcement of the obligations of Landlord under this Amendment.

5 . Tenant’s Prorata Share. Beginning on the later to occur of the Additional Premises A Commencement Date and the Additional Premises B Commencement Date, and continuing throughout the remainder of the term of the Lease and Tenant’s renewal options, if exercised, the square footage of the New Premises shall be used to calculate Tenant’s share of Common Area, Insurance and Tax charges (“NNN Charges”) under Subparagraph 3.03 of the Lease. Prior to the due date for the first installment of increased NNN’s charges resulting from the increase of the size of the Demised Premises pursuant to this Amendment, Landlord shall notify Tenant of the amounts of NNN impounds Tenant shall be required to pay as a result of this Amendment. Tenant’s new prorata share commencing upon the later to occur of the Additional Premises A Commencement Date and the Additional Premises B Commencement is 89.607%.

6. Commencement Letter. Promptly after the later to occur of the Additional Premises A Commencement Date and the Additional Premises B Commencement Date, Landlord and Tenant will execute a commencement letter setting forth the exact Additional Premises A or B Commencement Date, and exact square footage of the New Premises, Fixed Rent for the New Premises, Tenant’s Share for the Demised Premises, including the New Premises, and other usual and customary provisions. Tenant may remeasure the New Premises at its election. Rent shall be adjusted depending on the exact square footage of the New Premises.

7. Tenant’s Work Prior to Rent Commencement Date. Tenant shall have the right to enter into the Additional Premises A and B upon the Delivery Date for each and prior to the Rent Commencement Dates, free from payment of Fixed Rent, to install alterations, additions and leasehold improvements (“Tenant’s Work”) after Landlord has obtained a Certificate of Occupancy therefor. Tenant agrees to restrict access by its employees to the best of Tenant’s ability to the construction area until the Delivery Date. Tenant’s Work will be constructed and installed in a good and workmanlike manner, in accordance with all laws, ordinances and regulations relating thereto, and in accordance with plans and specifications approved by Landlord (the “Approved Tenant Plans”). Tenant shall be entitled to make any changes in the Approved Tenant Plans that may be required by any governmental agency having jurisdiction over Tenant’s Work without first obtaining Landlord’s prior written consent thereto. The cost of any such changes shall be borne by Tenant, unless the work in question is related to a Landlord repair responsibility under the Lease. If the construction of any Tenant’s Work requires penetration of the roof of the Building in which the Additional Premises is situated, then (at Tenant’s option and upon written request from Tenant to Landlord) Landlord shall perform such penetration and shall install any of such Tenant’s Work to be constructed on the roof, and Tenant shall reimburse Landlord the reasonable cost of such work. Tenant need not restore the New Premises to its original condition upon surrender of the New Premises at the expiration of the Term of the Lease or any renewal term, if exercised.

8. Renewal. Landlord and Tenant do hereby agree that the Lease is renewed for the period November 11, 2006, through November 30, 2011, and that the Rent for the Demised Premises (exclusive of Additional Premises B) shall be as follows:

Annual Rate	Period	Monthly Amount	Annual Amount
$14.10	11/1/06 through 10/31/11	$112,843.48	$1,354,121.70

Rent for the Additional Premises B shall be as follows:

Annual Rate	Period	Monthly Amount	Annual Amount
$6.66	11/1/06 through 10/31/11	$4,444.44	$53,333.28

9. Further Renewal Option. Landlord and Tenant do hereby further agree that Rent for Tenant’s renewal option to renew the Term of the Lease for the period November 1, 2011 through October 31, 2016, shall be as follows:

Rent for Demised Premises exclusive of Additional Premises B:

Annual Rate	Period	Monthly Amount	Annual Amount
$15.00	11/1/11 through 10/31/16	$120,046.25	$1,440,555.00

Rent for the Additional Premises B shall be:

Annual Rate	Period	Monthly Amount	Annual Amount
$7.08	11/1/11 through 10/31/16	$4,724.72	$56,696.64

10. Outside Fenced Area. Landlord and Tenant do hereby further agree that Tenant shall have, for the duration of the Lease and all renewals and extensions thereof, exclusive use and possession of the outside fenced area shown on Exhibit D-1, attached hereto, at no additional cost or expense to Tenant.

11. Cooperation. Landlord and Tenant shall cooperate to assure, to the greatest extent reasonably possible, that the Delivery Date occur prior to the date set forth in Subparagraph 4(A)(1) and that Tenant’s Work as described herein be completed in a timely manner.

12. Defined Terms. Unless otherwise defined in this Amendment, all capitalized terms and phrases used in this Amendment shall have the same meaning attributed to them in the Lease.

13. Affirmation. Except as modified by this Amendment, the Lease remains unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment.

LANDLORD:		TENANT:

Watsonville Freeholders		West Marine Products, Inc.

By:	/S/ Randolph K. Repass	By:	/S/ Peter Harris
Randolph K. Repass General Partner		Peter Harris President and C.E.O.

EXHIBIT C-1
"NEW PREMISES"

GOTCHER
ASSOCIAT
Owner
Improvements
for
West Marine
Products
First Floor
Area Calcs
A2.1
Area Calcs

EXHIBIT C-1

EXHIBIT C

Landlord’s Work

1.	Water tight roof.

2.	Complete, functioning, inspected and approved sprinkler system (if required by applicable code).

3.	Exterior walls-final paint finish to match the existing West Marine building.

4.	Interior walls—(a) Office Area (Additional Premises A) from floor to T-bar—sheet rocked, taped, sanded, finished and ready for Tenant’s paint selection, 4” vinyl cove base installed on all interior walls; (b) Warehouse component (Additional Premises B) interior and demising walls to be sheetrocked and firetaped only.

5.	Interior walls-all walls not identified by West Marine as “Approved” are to be demolished and removed with any damage to surrounding finishes restored to finish level as outlined in #4, and interior walls identified on Exhibit A-1 shall be installed to the finish level outlined in #4.

6.	Match Tenant’s finishes in existing space. Typical requirements include smooth, level concrete slab,. All finishes except concrete sealer are to be purchased by the Landlord from designated West Marine Suppliers. Typical requirements include:

•	Landlord shall perform moisture test on slab to determine what needs to be done from a sealing standpoint; Landlord’s recommendation to be approved by Tenant. Landlord to inspect existing slab to determine degree of level; Landlord’s recommendation to be approved by Tenant.

When existing concrete or finish is deemed acceptable by West Marine Landlord shall purchase from West Marine supplier and install:

Floor covering

a. Field carpet: TBD by West Marine T.I. allowance $15.00 sq. yrd.

Top set base

a. Burke, 4” cove, color: 161P, off white

Wall finish

a. Paint color (as determined by Tenant)

1. wall finishes to match existing space

2. trim paint to match existing space

Counter top on coffee station (hereinafter defined)

a. Formica top to match existing Tenant’s coffee station, color: Sierra Oceanic

b. cabinetry: to match existing Tenant’s coffee station.

Doors (Interior)

a. finish and type to match existing

b. hardware to match existing

Lighting

a. Open office space fluorescent strip lighting:

1. Peerles suspended reflected/to match existing

b. recessed flourescent fixtures:

1. Metalux 32 cell Semi-specular Louver Mod.# 2P3GAX

Electrical

a. interior of all panel boards shall be Square D bolt- on breaker compatible

7.	Intentionally omitted.

8.	Electrical switchgear, meters, and panel-exist, but Landlord shall perform any additional electrical work needed for full operability.

9.	Landlord shall not install any new exterior doors.

10.	Roof insulation – Landlord shall provide insulation rated to R-19 that shall meet all local code requirements and be compatible with West Marine’s prototypical interior ceiling and light plans. Insulation factors must be considered in the landlord’s design and engineering of the HVAC system.

11.	HVAC System – Landlord shall design and furnish a system to maintain a minimum heating temperature of 69 degrees, and a minimum cooling temperature of 74 degrees. Concentric air distribution is allowed as long as ducting is provided to enclosed areas and bathrooms. Landlord shall obtain Tenant’s approval of the site’s HVAC system. Landlord shall provide air balance report on system once installation of all tenant finishes is complete. Landlord shall warranty the system for one year or longer as accorded by manufacturer warranties.

12.	Ceiling – Match and tie-in Tenant’s existing T-Bar ceiling concept.

13.	Light fixtures—Landlord is to match Tenant’s existing light fixtures, install and purchase from West Marine Supplier all light fixtures for Tenant’s space.

14.	Meters – Landlord shall assure existing meters will tie into existing systems.

15.	Tenant will work together with Landlord’s architect to aid in the process of the plans. Both the Landlord and tenant will sign off on the approved plans.

16.	Any items not specified on Exhibit C “Landlord’s Work” will be the Tenant’s responsibility to install, complete and pay for (e.g. telephone systems and computer network system equipment and distribution). Landlord and Tenant will coordinate with each other authorized work.

17.	Ceiling light well and skylight in the middle of the Additional Premises A to be finished similar to Tenant’s existing space.

18.	Windows in exterior of Additional Premises A similar in nature to windows in Tenant’s existing space.

19.	Install sink in coffee station similar to sinks in Tenant’s existing space.

20.	Install sewer line to service coffee sink and future restrooms per plans to be approved and initialed by both parties.

21.	Install mail sorting and storage cubes in Mail Room shown on the approved plans.

EXHIBIT D

Electrical Work

Landlord shall install, at Landlord’s expense, the electrical work in the Additional Premises B, as follows:

All electrical work needed for Tenant’s use, to Code, as required by the City of Watsonville for Expansion Premises B at Landlord’s cost and expense, including but not limited to tying electrical lights into Tenant’s meters.

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